As filed with the Securities and Exchange Commission on March 23, 2001
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               MEDIA GENERAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Virginia                                            54-0850433
   (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

               333 East Franklin Street, Richmond, Virginia 23219
               (Address of Principal Executive Offices) (Zip Code)

                               ------------------

                  MEDIA GENERAL, INC. SUPPLEMENTAL 401(K) PLAN
                            (Full Title of the Plan)

                George L. Mahoney, General Counsel and Secretary
                               Media General, Inc.
                            333 East Franklin Street
                            Richmond, Virginia 23219
                     (Name and Address of Agent For Service)
                                 (804) 649-6000
          (Telephone Number, Including Area Code, of Agent For Service)

                                   -----------

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                          Proposed Maximum    Proposed Maximum
                                         Amount To Be    Offering Price Per  Aggregate Offering     Amount of
  Title of Securities To Be Registered    Registered    Obligation or Share        Price         Registration Fee
-----------------------------------------------------------------------------------------------------------------

Deferred Compensation Obligations (1)   $3,000,000 (2)         -- (3)            $3,000,000          $750 (4)

Class A Common Stock, $5.00 par              -- (5)            -- (5)               -- (5)             -- (5)
value per share
=================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Media General, Inc. to pay deferred compensation in the future in accordance with the terms of the Media General, Inc. Supplemental 401(k) Plan.
(2) The amount to be registered is based upon an estimate of the amount of compensation to be deferred by participants.
(3) The proposed maximum offering price per obligation or share will be determined from time to time by the Registrant in connection with the issuance of the securities hereunder.
(4) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(5) Deferred Compensation Obligations issued pursuant to the Media General, Inc. Supplemental 401(k) Plan are exchanged upon a Participant's separation from employment for an amount of Class A Common Stock, $5.00 par value, of equal value to the value of the Deferred Compensation Obligations being exchanged. No separate registration fee is required.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.      Incorporation of Documents by Reference

         The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         (1) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 23, 2001; and

         (2) the description of the Registrant's Class A Common Stock set forth under the caption "Description of Common Stock" in the Prospectus included in the Registrant's Registration Statement on Form S-3, File No. 33-26853.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

         In addition to the Registrant's Class A Common Stock, $5.00 par value, being registered, deferred compensation obligations ("Deferred Compensation Obligations") of the Registrant under the Media General Inc. Supplemental 401(k) Plan (the "Plan") are being registered. The following description of the Deferred Compensation Obligations is qualified in its entirety by reference to the complete text of the Plan set forth as Exhibit 4.3 to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

         The Deferred Compensation Obligations incurred by the Registrant under the Plan are purely contractual, unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant outstanding from time to time. The Plan is unfunded, and the Registrant is not required to set aside assets to be used for payment of the Deferred Compensation Obligations.

         Under the Plan, the Registrant will provide certain selected key employees whose compensation exceeds the limits set forth in Section 401(a)(17) of the Internal Revenue Code with the opportunity to elect to defer part or all of the Plan Compensation payable to such employees during any Plan Year. The Registrant will serve as the Administrator of the Plan unless the Registrant chooses some other person, entity or committee to serve as Administrator. The Registrant will establish a Supplemental Contribution Account and a Matching Contribution Account for each such employee who elects to participate in the Plan. A Participant may designate a fixed dollar amount or a percentage to be deducted from his or her Plan Compensation ("Supplemental Contribution"). The maximum deferral during any Plan Year is the lesser of 100% of the amount of the Plan Compensation and the limit set by Section 415 of the Internal Revenue Code. The Registrant credits a hypothetical amount equal to the Supplemental Contribution to the Participant's Supplemental Contribution Account, and
periodically credits a hypothetical amount to the Participant's Matching Contribution Account equal to the proportionate amount of the lesser of 100% of the Supplemental Contribution for the Plan Year and 4% of the Plan Compensation for the Plan Year.

         Except as otherwise provided in the Plan, the amounts hypothetically credited to a Participant's Supplemental Contribution Account and Matching Contribution Account will be treated as if they were invested in shares of the Registrant's Common Stock in accordance with the terms and conditions set forth in the Plan. The hypothetical balances in the Participants' Supplemental Contribution Accounts and Matching Contribution Accounts represent an unfunded obligation of the Registrant to make payments to the Participants at some time in the future. If a Participant separates from employment from the Registrant and the Participant (or his or her Beneficiary) successfully completes the claims procedure set forth in the Plan, the amount that the Registrant will pay to any Participant under the terms of the Plan is equal to the hypothetical then-current balances of the Participant's Supplemental Contribution Account and Matching Contribution Account, which are periodically adjusted each Plan Year for hypothetical gains or losses attributable to the deemed investment of the Participant's Supplemental Contributions and Matching Contributions in shares of the Registrant's Common Stock.

         The amounts due to Participants under the Plan after successful completion of the Plan's claim procedure are distributed in accordance with the distribution provisions of the Plan. If amounts are due to a Participant under the Plan, the Participant, or his or her Beneficiary, will receive all benefits due under the Plan in one distribution. Such distribution will be made in shares of Common Stock. In the event that the hypothetical balances of a Participant's Supplemental Contribution Account and Matching Contribution Account result in fractional shares of Common Stock, such amounts will be paid to the Participant (or his or her Beneficiary) in cash. The Plan provides for no distributions prior to the Participant's separation from employment. The Registrant is entitled to withhold all federal, state and local income, employment and other taxes required to be withheld by the Registrant in connection with payments to be made to Participants under the Plan.

         The Registrant reserves the right to amend or terminate the Plan, provided that any such amendment does not decrease or restrict the value of a Participant's account balance under the Plan in existence at the time the amendment is made. Neither Participants nor Beneficiaries may sell, assign, transfer or otherwise convey the right to receive any payments under the Plan or any interest in the Plan. The interests of Participants or Beneficiaries under the Plan are not subject to claims of the Participant's or Beneficiaries' creditors, and no Participant or Beneficiary may create a lien on any interests in, or any funds, securities or other property that may be held under or in connection with, the Plan.

Item 5.      Interests of Named Experts and Counsel

         Williams, Mullen, Clark & Dobbins, counsel to the Registrant, has rendered its opinion that (i) the Deferred Compensation Obligations, when issued pursuant to the terms and conditions of the Plan, will be legal, valid and binding obligations of the Registrant, and (ii) the shares of Class A Common Stock constituting original issuance securities, when issued pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable. Attorneys employed by the firm beneficially owned an aggregate of 3,600 shares of the Registrant's Class A Common Stock and no shares of the Registrant's Class B Common Stock as of March 14, 2001.

Item 6.      Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the "Code") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         Article IV of the Registrant's Restated Articles of Incorporation provides that the Registrant shall indemnify each of its directors and officers, and the directors and officers of its subsidiaries, against liabilities incurred in connection with any actual or threatened suit or proceeding to which such director or officer was a party by reason of his being or having been a director or officer, except in circumstances where such director or officer is adjudged liable because of willful misconduct, bad faith, gross negligence or reckless disregard of the duties of such person's office. In the event of the satisfaction of a judgment or fine in any proceeding in which no determination is made as to any of the foregoing types of misfeasance, or in the event of a settlement or other disposition of a proceeding, the Registrant shall indemnify the subject director or officer against payments made or obligations incurred (including reasonable attorneys' fees, costs and expenses) if a disinterested majority of the Board of Directors (acting in certain cases upon the written advice of counsel) find that such director or officer had no liability by reason of misfeasance and the payments sought are reasonable.

         In addition, the Registrant shall pay for or reimburse the reasonable expenses of any such director or officer incurred by reason of his being a party to a proceeding if the director or officer furnishes a statement to the Registrant stating his good faith belief that he has met the standard of conduct that would entitle him to indemnification under Article IV and such statement includes an undertaking to repay any advance if it is ultimately determined that he did not meet the required standard of conduct. The Registrant carries directors' and officers' liability insurance.

Item 7.      Exemption from Registration Claimed

         Not applicable.

Item 8.      Exhibits

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

         4.1 Amended and Restated Articles of Incorporation of Media General, Inc., incorporated by reference to Exhibit 3.1 of Form 10-K for the fiscal year ended December 31, 1989.

         4.2 Bylaws of Media General, Inc., amended and restated as of July 31, 1997, incorporated by reference to Exhibit 3 (ii) of Form 10-Q for the period ended September 28, 1997.

         4.3 Media General, Inc. Supplemental 401(k) Plan, amended and restated as of January 1, 2001.*

         5.1      Legal opinion of Williams, Mullen, Clark & Dobbins.*(1)

         23.1     Consent of  Williams,  Mullen,  Clark & Dobbins  (included  in
                  Exhibit 5.1).*

         23.2     Consent of Ernst & Young LLP.*

         24.1     Powers of Attorney (included on Signature Page).*
         ______________
         *Filed herewith

         (1) As the Plan is an unfunded plan that is maintained by the Company primarily for the purpose of providing deferred compensation to a select group of managers and highly compensated employees of the Company, the Plan is exempt from the specific plan provision requirements imposed under Parts 2, 3 and 4 of Title I of ERISA (and otherwise is exempt from the requirements imposed under Title IV of

                  ERISA).  As such, and as the Plan remains  subject only to the general plan documentation, disclosure and administration requirements of Part 1 and Part 5 of Title I of ERISA, no formal legal opinion regarding the Plan's compliance with the specific plan term requirements of Parts 2, 3 and 4 is applicable or required. The Plan otherwise complies with the applicable plan documentation, disclosure, reporting and administration requirements of Part 1 and Part 5 of Title I of ERISA.

Item 9.      Undertakings

         The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)    To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 for Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 22nd day of March, 2001.
                                              MEDIA GENERAL, INC.


                                              By: /s/ J. Stewart Bryan III
                                                  ------------------------------
                                                  J. Stewart Bryan III
                                                  Chairman, President and
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

         Each of the undersigned  hereby appoints George L. Mahoney and Marshall
N. Morton as attorneys-in-fact and agents for the undersigned, each with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any exhibits thereto, and any other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Signature                                       Title                                Date
                 ---------                                       -----                                ----

          /s/ J. Stewart Bryan III                   Chairman, President and Chief               March 22, 2001
---------------------------------------------              Executive Officer
            J. Stewart Bryan III                     (Principal Executive Officer)


           /s/ Marshall N. Morton                        Senior Vice President,                  March 22, 2001
---------------------------------------------     Chief Financial Officer and Director
             Marshall N. Morton                      (Principal Financial Officer)


          /s/ Stephen Y. Dickinson                             Controller                        March 22, 2001
---------------------------------------------
            Stephen Y. Dickinson

            /s/ Robert P. Black                                 Director                         March 22, 2001
---------------------------------------------
              Robert P. Black




                 Signature                                       Title                                Date
                 ---------                                       -----                                ----


                                                                Director                         March 22, 2001
---------------------------------------------
              Charles A. Davis

                                                                Director                         March 22, 2001
---------------------------------------------
           Robert V. Hatcher, Jr.


          /s/ John G. Medlin, Jr.                               Director                         March 22, 2001
---------------------------------------------
            John G. Medlin, Jr.


             /s/ Roger H. Mudd                                  Director                         March 22, 2001
---------------------------------------------
               Roger H. Mudd


                                                                Director                         March 22, 2001
---------------------------------------------
             Wyndham Robertson


         /s/ Henry L. Valentine, II                             Director                         March 22, 2001
---------------------------------------------
           Henry L. Valentine, II


                                  EXHIBIT INDEX


Exhibit No.                Document
-----------                --------

    4.1          Amended  and  Restated   Articles  of  Incorporation  of  Media
                 General, Inc., incorporated by reference to Exhibit 3.1 of Form 10-K for the fiscal year ended December 31, 1989.

    4.2 Bylaws of Media General, Inc., amended and restated as of July 31, 1997, incorporated by reference to Exhibit 3 (ii) of Form 10-Q for the period ended September 28, 1997.

    4.3 Media General, Inc. Supplemental 401(k) Plan, amended and restated as of January 1, 2001.*

    5.1          Legal opinion of Williams, Mullen, Clark & Dobbins.*

    23.1         Consent  of  Williams,  Mullen,  Clark & Dobbins  (included  in
                 Exhibit 5.1).*

    23.2         Consent of Ernst & Young LLP.*

    24.1         Powers of Attorney (included on Signature Page).*

____________
*Filed herewith